Exhibit 10.18

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the “Agreement”), dated as of January 1, 2007 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and  Paul Marciano (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (the “Plan”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined to grant a restricted stock award (the “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company and as an inducement to enter into the Executive Employment Agreement dated as of January 1, 2007 by and between the Company and the Grantee (the “Employment Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Definitions; Incorporation of Plan Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference.  In the event of any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern.

2.                                       Grant of Restricted Stock.  The Grantee shall be entitled to purchase 500,000 restricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms and conditions of this Agreement (the “Restricted Stock”).

3.                                       Purchase Price.  The Grantee shall pay to the Company, in cash, an aggregate purchase price of $5,000 (the “Purchase Price”), which amount is equal to the aggregate amount of the par value of the Restricted Stock.  Such payment of the Purchase Price shall be made to the Company within 15 days after the date hereof.

4.                                       Restricted Period.  Subject to Section 7 below, the Award shall vest and restrictions shall lapse as follows (the period from the date hereof through each applicable vesting date, the “Restricted Period”):

A.                                   If in any whole fiscal year of the Company (“Fiscal Year”) commencing on or after January 1, 2007 and during the Employment Term (as defined in the Employment Agreement), the Company shall record earnings per share (“Earnings per Share”) growth of greater than the Applicable Annual Target (as defined below) as compared to the immediately preceding Fiscal Year, then 20% of the Restricted Stock shall become vested as of the first business day following the issuance of the Company’s financial statement for such year, provided the Grantee is then employed by the Company.  If the Earnings per Share growth requirement is not met for any such year, all of the shares of the Restricted Stock eligible for vesting for that year shall vest on the first business day following the issuance of the Company’s financial statement for any subsequent Fiscal Year during the Original Employment Term (as defined in Employment Agreement) if the cumulative compound average Earnings per Share growth after the 2006 Fiscal Year through such subsequent Fiscal Year is more than the Applicable Cumulative Target (as defined below) for such subsequent Fiscal Year.  The “Applicable Annual Target” for each of the first, second and third whole Fiscal Years that commences on or after January 1, 2007 is a growth in Earnings per Share of 15% or more as compared to the immediately preceding Fiscal Year.  The “Applicable Cumulative Target” for each of the first, second and third whole Fiscal Years that commences on or after January 1, 2007 is a 15% rate of cumulative compound average Earnings per Share growth.  The “Applicable Annual Target” and the “Applicable Cumulative Target” for each of the fourth and fifth whole Fiscal Years that commences on or after January 1, 2007 will be a rate of Earnings per Share growth and cumulative compound average Earnings per Share growth, respectively, determined by the Compensation Committee of the Board in its sole discretion not later than the end of the first quarter of such Fiscal Year.

B.                                     For purposes of this Agreement, Earnings per Share shall be equal to the basic earnings per share calculated in accordance with accounting principles generally accepted in the United States and as reported in the Company’s financial statements as filed with the Securities and Exchange Commission, except that certain adjustments may be made for certain non-recurring or unusual non-cash items recognized in accordance with accounting principles generally accepted in the United States including, but not limited to, any write-offs of unamortized deferred financing costs and any asset impairment write-downs, which the Committee determines in its sole discretion to exclude for purposes of this Agreement.

5.                                       Rights of a Stockholder.  From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including but not limited to the right to receive dividends, if applicable, and the right to vote such shares.

6.                                       Adjustments Upon Specified Events.  Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number and kind of securities subject to the Award.  If any adjustment is made under Section 16(b) of the Plan, the restrictions applicable to the shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock.  Such Restricted Property shall vest at such times in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable.  To the extent that the Restricted Property includes any cash (other than regular cash dividends provided for in Section 5 hereof), such cash shall be invested, pursuant to policies established by the

Committee, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee, the earnings on which shall be added to and become a part of the Restricted Property.

7.                                       Effect of Cessation of Employment.

A.                                   The shares of the Restricted Stock not yet vested or forfeited shall become 100% vested in the event that the Grantee dies or becomes Disabled (as defined in Section 7(a) of the Employment Agreement) or there is a Change in Control (as defined below), in each case while employed by the Company or an affiliate during the Employment Term.  For this purpose, the term “Change in Control” is used as defined in the Plan except that in no event shall a “Change in Control” be triggered pursuant to clause (A) of such term as so defined unless the Acquiring Person becomes the Beneficial Owner of twenty percent (20%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)) in one or more bona fide transactions and such level of ownership of such Common Stock or Combined Voting Power, as applicable, exceeds the aggregate level of ownership of the Marcianos (as defined below) of such Common Stock or Combined Voting Power, respectively.  For purposes of the preceding sentence, “Marcianos” means Maurice Marciano, Paul Marciano, and any trust established in whole or in part for the benefit of one or more of them or their family members, or any other entity controlled by one or more of them, and any other capitalized term used in such sentence is used as defined in the Equity Plan if not otherwise defined in this Agreement.  If the Grantee terminates his employment with the Company for “Good Reason” (as defined in Section 7(e) of the Employment Agreement), or is terminated by the Company without “Cause” (as defined in Section 7(c) of the Employment Agreement) or for Disability, the shares of the Restricted Stock not yet vested or forfeited shall become 100% vested.

B.                                     In all events other than those previously addressed in Section 7(A) herein, if the Grantee ceases to be an employee of the Company or an affiliate, the Grantee shall be vested only as to that percentage of shares of the Restricted Stock which are vested at the time of the termination of his employment and the Grantee shall forfeit the right to the shares of the Restricted Stock which are not yet vested on the termination date.  Further, any Restricted Stock which is unvested at the conclusion of the Original Employment Term shall be forfeited and terminate.

C.                                     Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Company, without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be, and the Company shall refund the Purchase Price to the Grantee (or the Grantee’s beneficiary or personal representative); no additional consideration shall be paid by the Company with respect to such transfer.  No interest shall be credited with respect to nor shall any other adjustments be made to the Purchase

Price for fluctuations in the fair market value of the Common Stock either before or after the transfer date.  The Company may exercise its powers under Section 10(D) hereof and take any other action necessary or advisable to evidence such transfer.  The Grantee, or the Grantee’s beneficiary or personal representative, as the case may be, shall deliver any additional documents of transfer that the Company may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Company.

8.                                       Reserved.

9.                                       Restrictions on Transfer.  Prior to the lapse of the Restricted Period, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof or Restricted Property shall be sold, transferred, pledged, hypothecated or otherwise disposed of by the Grantee; provided, however, that such transfer restrictions shall not apply to (i) transfers to the Company or (ii) transfers by will or descent and distribution.  Grantee agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

10.                                 Stock Certificates.

A.                                   Book Entry Form.  The Company shall, in its discretion, issue the shares of Restricted Stock subject to the Award either: (i) in certificate form as provided in Section 10(B) below; or (ii) in book entry form, registered in the name of the Grantee with notations regarding the applicable restrictions on transfer imposed under this Agreement.

B.                                     Certificates to be Held by Company; Legend.  Any certificates representing shares of Restricted Stock that may be delivered to the Grantee by the Company prior to the lapse of restrictions shall be immediately redelivered by the Grantee to the Company to be held by the Company until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder.  Such certificates shall bear the following legend:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Guess?, Inc.  A copy of such Agreement is on file in the office of the Secretary of Guess?, Inc.”

C.                                     Delivery of Certificates Upon Lapse of Restricted Period.  Promptly after the lapse of the Restricted Period as to any shares of Restricted Stock pursuant to Section 4 and the satisfaction of any and all related tax withholding obligations pursuant to Section 11, the Company shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Grantee a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 11).  The Grantee (or the Beneficiary or Personal Representative of the Grantee in the event of the Grantee’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.  The shares so delivered shall no longer be restricted shares hereunder.

D.                                    Stock Power; Power of Attorney.  Concurrent with the execution and delivery of this Agreement, the Grantee shall deliver to the Company an executed stock power in the form attached hereto as Exhibit A, in blank, with respect to the Restricted Stock.  The Grantee, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Grantee’s attorney(s) in fact to effect any transfer of unvested, forfeited shares (or shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

E.                                      Postponement of Issuance.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

11.                                 Withholding of Tax.  The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its affiliates may reasonably be obligated to withhold with respect to the grant, vesting, making of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or other event with respect to the Restricted Stock.  The Company may, in its sole discretion, withhold and/or reacquire a sufficient number of shares of Restricted Stock in connection with the vesting of such shares at their then Fair Market Value (determined either as of the date of such withholding or as of the immediately preceding trading day, as determined by the Company in its discretion) to satisfy the amount of any such withholding obligations that arise with respect to the vesting of such shares.  The Company may take such action(s) without notice to the Grantee and shall remit to the Grantee the balance of any proceeds from withholding and/or reacquiring such shares in excess of the amount reasonably determined to be necessary to satisfy such withholding obligations.  The Grantee shall have no discretion as to the satisfaction of tax withholding obligations in such manner.  If, however, the Grantee makes an election under Section 83(b) of the Code with respect to the Restricted Stock, if any other withholding event occurs with respect to the Restricted Stock other than the vesting of such stock, or if the Company for any reason does not satisfy the withholding obligations with respect to the vesting of the Restricted Stock as provided above in this Section 11, the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.

12.                                 Compliance.  Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock.

13.                                 Notices.  Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Angelina Orona, Stock Plan Administrator, 1444 South Alameda Street, Los Angeles, California  90021, or such other address as the Company may designate in writing to the Grantee.

14.                                 Failure to Enforce Not a Waiver.  The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15.                                 Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware.

16.                                 Amendments.  This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.

17.                                 Agreement Not a Contract of Employment.  Neither the grant of the Restricted Stock, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

18.                                 Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock.

19.                                 Section 83(b) Election.  The Grantee hereby acknowledged that, with respect to the grant of the Restricted Stock, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days, of the Date of Grant, electing pursuant to Section 83(b) of the Code, to be taxed currently on the fair market value of the Restricted Stock on the Date of Grant.

THE GRANTEE HEREBY ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE RESPONSIBILITY OF THE COMPANY TO TIMELY FILE AN ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

20.                                 Termination of this Agreement.  Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.

GUESS?, INC.,
a Delaware corporation

By:	/s/ Deborah Siegel

Print Name: Deborah Siegel

Its: Secretary

GRANTEE

/s/ Paul Marciano
Signature

Paul Marciano
Print Name

05457
Employee ID